EXHIBIT 10.4

December 21, 2007
VIA U.S. MAIL AND EMAIL

ARjENT LIMITED
570 Lexington Avenue, 22nd Floor
New York
NY10022

Re:	Amendment to Engagement Letter

Gentlemen:

Reference is made to the engagement letter (the “Engagement Letter”), dated August 23, 2007, between Applied DNA Sciences, Inc. (the “Company”) and Arjent Limited (“Arjent”), pursuant to which Arjent was engaged as a placement agent for the Company.  Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed thereto in the Engagement Letter and all “Section” references herein shall be to sections of the Engagement Letter.

As we have discussed, Arjent desires to exchange the Placement Agent Warrants (cashless exercise warrants to buy 9,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $.10 per share) for 9,000,000 newly-issued unregistered shares of Common Stock.  In further consideration for the exchange, Arjent will (i) forfeit any and all of the rights under the Engagement Letter to act as exclusive investment banker and placement agent for the Company and (ii) forfeit the compensation in consideration of its services as exclusive investment banker and placement agent of a monthly fee of $10,000 per month, which is payable during the remainder of the term of the Engagement Latter after a closing of, in the aggregate, at least three million dollars ($3,000,000) of financing and acknowledge that no such amounts have been accrued or are owed by the Company.

In connection with the foregoing understandings, the parties agree to amend the Engagement Letter as follows (hereinafter referred to as the “Amended Engagement Letter”).

1.	Section 3 is deleted in its entirety and replaced with the following:

3.            Upon execution and delivery of the Amended Engagement Letter and delivery by Arjent to the Company of the Placement Agent Warrants for cancellation, the Company will issue to the Placement Agent 9,000,000 newly-issued unregistered shares of Common Stock.

2.	Section 6 is deleted in its entirety and replaced with the following:

6.            [Reserved.]

3.
All references to Arjent in the Engagement Letter as the “Exclusive Placement Agent” for the Company are hereby deleted and replaced with “Placement Agent.”  All references to Placement Agent Warrants are hereby deleted.

In addition, subject to the qualification below, Arjent hereby agrees to indemnify and hold harmless the Company, its directors, officers, employees, consultants, agents, shareholders and legal counsel and each controlling person of each of the foregoing in their individual and corporate capacities (collectively, the “Indemnified Persons”) against any losses, claims, damages, or liabilities (or any pending or completed action, suit or proceeding whether civil, criminal, arbitration or other dispute resolution process, including any investigation or proceeding initiated by an authorized authority), including any of the foregoing incurred in the settlement of any litigation, commenced or threatened, joint or several, to which any of them may become subject (collectively, the “Claims”), insofar as the Claims arise out of or are based upon any action or omission of the Indemnified Persons arising out of the transactions contemplated by this letter, and to reimburse the Indemnified Persons for any legal or other expenses reasonably incurred in connection with investigating or defending the Claims.  Arjent further agrees to advance all expenses incurred by the Indemnified Persons as soon as practicable, but in any event no later than thirty (30) days after written demand by the Indemnified Persons therefor.  Notwithstanding the foregoing, Arjent’s agreement to indemnify and advance expenses as set forth above shall be limited to those amounts not paid by the Company’s director and officer insurance policy, if any, then in effect and to the extent that the premiums on such policy increase as a result of the claims made by the Company under the policy which are the subject of the indemnification herein, Arjent agrees to pay the increased amount of such premiums.

Please acknowledge this understanding on the accompanying copy of this letter and return it to us.

                                    Very truly yours,

                                    APPLIED DNA SCIENCES, INC.

                                    By:  /s/ James A. Hayward
                                                                                                                                                                      James A. Hayward
                                                                                                                                                                                                                             Chief Executive Officer

Acknowledged and Agreed by:

ARJENT LIMITED

  /s/ Robert Fallah
        Robert Fallah
        Co-Chairman